SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 21, 1996

                       4Front Software International, Inc.
             (Exact name of registrant as specified in its charter)

                                    Colorado
         (State or other jurisdiction of incorporation or organization)

         0-8345                                          84-0675510
(Commission File Number)                    (I.R.S. Employer Identification No.)

      5650 Greenwood Plaza Boulevard, Suite 107, Englewood, Colorado 80111
                    (Address of principal executive offices)

                                 (303) 721 7341
              (Registrant's telephone number, including area code)

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Item 2. Acquisition of Assets.

     On August 21, 1996 4Front Software International Inc., acquired all of the issued and outstanding stock of Hammer Distribution Limited ("Hammer"), based in the United Kingdom. The purchase price was (pound) 1.85 million cash ($2.9 million) subject to certain conditions as set forth below.

     Pursuant to the stock purchase agreement, (pound) 1.1 million cash ($1.7 million) was paid to the stockholders of Hammer from available cash resources of the registrant.

     If the profits from the Hammer subsidiary for the year ended January 31, 1997 are (pound) 425,000 ($650,000) or greater, then the remaining (pound) 750,000 ($1.2 million) is paid. If the profits are less than (pound) 240,000 ($370,000) then no part of the (pound) 750,000 ($1.2 million) is paid. If profits are between (pound) 240,000 ($370,000) and (pound) 425,000 ($650,000)
then the (pound) 750,000 ($1.2 million) remaining consideration is adjusted downwards to become such lower figure as represents the same percentage by which the 1997 profits exceeds (pound) 240,000 ($370,000) in relation to the shortfall of (pound) 185,000 ($285,000) from the (pound) 425,000 ($650,000) profits which are required to affect maximum payment.

     The purchase price was paid in cash from available corporate funds. There is no material relationship between the registrant, it's affiliates, officers or directors and any affiliate, officer or director of Hammer Distribution Limited.

     Hammer is a United Kingdom supplier of storage solutions and computer sub-systems, with revenues of approximately (pound) 10 million ($15 million). The registrant believes that the acquisition of Hammer will allow the combined organizations to expand on the market for storage solutions and sub-systems and to help the registrant to secure a significant percentage of the United Kingdom market.

Item 7. Financial Statements and Exhibits

     (a), (b) It is impracticable to provide the financial statements and pro forma financial information required by Items 7(a) and 7(b) of Form 8-K for Hammer Distribution Limited at this time.

               Accordingly, no such financial statements are being filed with this Current Report on Form 8-K. Rather, such financial statements and information will be filed by amendment hereto as soon as practicable, but not later than sixty (60) days after the date on which this Report on Form 8-K must be filed.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorised.


                                    4FRONT SOFTWARE INTERNATIONAL, INC.
                                                (Registrant)




                                    By: /s/ Philip Mendonca
                                       -----------------------------------------
                                        PHILIP MENDONCA, CHIEF FINANCIAL OFFICER



Dated:  September 5, 1996